Exhibit 10.1

AMENDMENT TO AMENDED AND RESTATED EMPLOYMENT AGREEMENT

This Amendment to the Amended and Restated Employment Agreement (“Employment Agreement”), dated as of July 31, 1998 and amended as of September 30, 1999 between Ventas, Inc., a Delaware corporation (the “Company”), and T. Richard Riney (the “Executive”) is made as of March 19, 2007.

WITNESSETH:

WHEREAS, the Executive and the Company entered into the Employment Agreement;

WHEREAS, the Executive Compensation Committee of the Board of Directors of the Company has determined that it is in the best interests of the Company to enter into this Amendment to the Employment Agreement.

NOW, THEREFORE, the Company and Executive agree as follows:

1. Section 7(b) of the Employment Agreement is amended and restated in its entirety as follows:

(b) Good Reason; Other than for Cause. If, during the Term, the Company shall terminate Executive’s employment other than for Cause (but not for Disability), or the Executive shall terminate his employment for Good Reason:

(1) Within fourteen (14) days of Executive’s Date of Termination, the Company shall pay to Executive (i) the prorated portion of the Target Bonus for Executive for the year in which the Date of Termination occurs, plus (ii) an amount equal to the Executive’s Base Salary and Target Bonus as of the Date of Termination. For purposes of this Agreement: “Target Bonus” shall mean the full amount of bonuses and/or performance compensation (other than Base Salary and awards under the Company’s 1997 Incentive Compensation Plan) that would be payable to the Executive, assuming all performance criteria on which such bonus and/or performance compensation are based were deemed to be satisfied, in respect of services for the calendar year in which the date in question occurs.

Notwithstanding the foregoing, in no event shall the payment made pursuant to this Section 7(b)(1) be in excess of the Maximum Amount. The term Maximum Amount, for purposes of this Agreement, shall mean $3,000,000, provided, however, that for any termination that occurs in calendar years subsequent to 2007, the Maximum Amount will be adjusted to reflect increases, if any, in the Consumer Price Index that have occurred in the period between December 31, 2006 and the end of the calendar year immediately preceding the date of termination. As an example, if the termination occurs in 2008, the Maximum Amount shall be adjusted for increases in the Consumer Price Index that occur between December 31, 2006-December 31, 2007 and if the termination occurs in 2009, the Maximum Amount shall be adjusted for increases in the Consumer Price Index that occur between December 31, 2006-December 31, 2008. For purposes of this Agreement, Consumer Price Index means the CPI for All Urban Consumers (All Items; Base Year 1982 ), compiled and published by the Bureau of Labor Statistics of the United States Department of Labor.

(2) For a period of one year following the Date of Termination, the Executive shall be treated as if he or she had continued to be an Executive for all purposes under the Company’s Health Insurance Plan and Dental Insurance Plan; or if the Company has not yet established its own Health Insurance Plan and/or Dental Plan or the Executive is prohibited from participating in such plan, the Company shall, at its sole cost and expense, provide health and dental insurance coverage for Executive which is equivalent to the coverage provided to Executive as of the Date of Termination. Following this continuation period, the Executive shall be entitled to receive continuation coverage under Part 6 of Title I or ERISA (“COBRA Benefits”) treating the end of this period as a termination of the Executive’s employment if allowed by law.

(3) For a period of one year following the Date of Termination, Company shall maintain in force, at its expense, the Executive’s life insurance being provided by the Company as of the Date of Termination.

(4) For a period of one year following the Executive’s Date of Termination, the Company shall provide short-term and long-term disability insurance benefits to Executive equivalent to the coverage that the Executive would have had he remained employed under the disability insurance plans applicable to Executive on the Date of Termination. Should Executive become disabled during such period, Executive shall be entitled to receive such benefits, and for such duration, as the applicable plan provides.

(5) To the extent not already vested pursuant to the terms of such plan, the Executive’s interests under the Vencor, Inc. Retirement Savings Plan and any Retirement Savings Plan of the Company shall be automatically fully (i.e., 100%) vested, without regard to otherwise applicable percentages for the vesting of employer matching contributions based upon the Executive’s years of service with the Company.

(6) The Company shall adopt such amendments to its Executive benefit plans, if any, as are necessary to effectuate the provisions of this Agreement.

(7) Executive shall be credited with an additional one year of vesting for purposes of all restricted stock awards and Executive will have an additional one year in which to exercise all outstanding stock option awards.

(8) The Company shall pay Executive within 30 days of the date of termination of employment (but not earlier than the date on which the Release becomes irrevocable) a lump sum payment equal to the amount of awards under the Company’s Performance Cash Plan (“PCP”) that are based on actual performance for completed fiscal years but have not yet been paid. As an example, assume that Executive, following the 2006 fiscal year, was awarded a PCP award of $100 that would, assuming continuous employment, have been paid out following the end of the 2008 fiscal year (the “Outstanding PCP Award”). Upon a termination subject to this Section 7(b) that occurs prior to the payment of such Outstanding PCP Award, the Company would be obligated, pursuant to this Section 7(b)(8), to pay Executive $100 in respect of such Outstanding PCP Award.

2. A new Section 19 will be added to the Employment Agreement, as follows:

19. COMPLIANCE WITH SECTION 409A OF THE INTERNAL REVENUE CODE. All payments pursuant to this Agreement shall be subject to the provisions of this Section 19. If Executive is a “Specified Employee” of the Company for purposes of Internal Revenue Code Section 409A (“Code Section 409A”) at the time of a payment event set forth in this Agreement, then no severance or other payments pursuant to this Agreement shall be made to Executive by the Company until the amount of time has passed that is necessary to avoid incurring excise taxes under Code Section 409A. Should this Section 19 result in a delay of payments to Executive, on the first day any such payments may be made without incurring a penalty pursuant to Code Section 409A (the “409A Payment Date”), the Company shall begin to make such payments as provided for in this Agreement, provided that any amounts that would have been payable earlier but for the application of this Section 19, shall be paid in lump-sum on the 409A Payment Date along with accrued interest at the rate of interest published in the Wall Street Journal as the “prime rate” (or equivalent) on the date that payments to Executive should have been made under this Agreement. For purposes of this provision, the term Specified Employee shall have the meaning set forth in Section 409A(2)(B)(i) of the Internal Revenue Code of 1986, as amended or any successor provision and the treasury regulations and rulings issued thereunder. If any compensation or benefits provided by this Agreement may result in the application of Code Section 409A, the Company shall, in consultation with the Executive, modify the Agreement in the least restrictive manner necessary in order to exclude such compensation from the definition of “deferred compensation” within the meaning of such Code Section 409A or in order to comply with the provisions of Code Section 409A of the Code and without any diminution in the value of the payments or benefits to the Executive.

3. In all other respects, the Employment Agreement shall continue in full force and effect.

* * * * * * * * *

VENTAS, INC.

By:	/s/ Debra A. Cafaro
Debra A. Cafaro,
President and Chief Executive Officer

EXECUTIVE

By:	/s/ T. Richard Riney
T. Richard Riney